Exhibit 5.1

To Affimed N.V. (the "Issuer")

Im Neuenheimer Feld 582 0

D-69120 HEIDELBERG

Germany

Date 9 February 2017		J.M. van Dijk Advocaat
Our ref.	M26956169/4/20667205/HFtB

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission of 646,762 Common Shares in the capital of the Issuer

1	Introduction

I act as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in Annex 1 (Definitions).

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

I have examined, and relied upon the accuracy of the factual statements in, the following documents:

(a)	A copy of the Registration Statement.

(b)	A copy of:

(i)	the Issuer's deed of incorporation, the Deed of Conversion and the Articles of Association, as provided by the Chamber of Commerce (Kamer van Koophandel);

(ii)	both Board Regulations;

(iii)	the Trade Register Extract; and

(iv)	the Shareholders' Register.

(c)	A copy of:

(i)	each Corporate Resolution; and

(ii)	the Board Certificate.

(d)	A copy of the Deed of Issue of Option Shares.

In addition, I have examined such documents, and performed such other investigations, as I considered necessary for the purpose of this opinion. My examination has been limited to the text of the documents.

4	Assumptions

I have made the following assumptions:

(a)

(i)	Each copy document conforms to the original and each original is genuine and complete.

(ii)	Each signature is the genuine signature of the individual concerned.

(iii)	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

5	Opinion

Based on the documents and investigations referred to and assumptions made in paragraphs 3 and 4, I am of the following opinion:

(a)	The Registration Shares have been validly issued and are fully paid and nonassessable[1].

6	Reliance

(a)	This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration and by purchasers of the Registration Shares for the purpose of their acquisition of the Registration Shares and not by any other person or for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement.

(b)	Each person accepting this opinion agrees, in so accepting, that only De Brauw will have any liability in connection with this opinion, that the agreement in this paragraph (b) and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and that the Dutch courts will have exclusive jurisdiction to settle any dispute relating to this opinion.

(c)	The Issuer may:

(i)	file this opinion as an exhibit to the Registration Statement; and

(ii)	refer to De Brauw giving this opinion under the heading "Legal Matters" in the prospectus and the prospectus supplement and included in the Registration Statement.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference as set out in that sentence is required under article 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully, De Brauw Blackstone Westbroek N.V.

/s/ Jan Marten van Dijk
Jan Marten van Dijk

[1]	In this opinion, "nonassessable" – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

Annex 1 – Definitions

"Articles of Association" means the Issuer's articles of association as included in the Deed of Conversion and in force on the date of this opinion.

"Board Certificate" means the certificate dated the date of this opinion attached to this opinion as Annex 2.

"Board Regulations" means:

(a)	the Issuer's rules governing its managing board, dated 17 September 2014; and

(b)	the Issuer's rules governing its supervisory board, dated 17 September 2014.

"BW" means the Civil Code (Burgerlijk Wetboek).

"Common Shares" means the common shares (gewone aandelen), nominal value EUR 0.01 each, in the Issuer's share capital.

"Corporate Resolutions" means each of:

(a)	a written resolution of the Issuer's general meeting dated 12 September 2014 to authorise, with effect from 17 September 2014, the Issuer's managing board, for a period of five years and subject to the approval of the Issuer's supervisory board, to:

(i)	resolve to issue Common Shares and/or grant rights to subscribe for Common Shares, up to the maximum number of Common Shares that can be issued under the authorised share capital of the Issuer as per the date of adoption of such resolution; and

(ii)	restrict or exclude the pre-emptive rights in respect thereof;

(b)	a written resolution of the Issuer's managing board dated 25 January 2017, including resolutions to:

(i)	grant a right to subscribe for up to a maximum of 1,500,000 Common Shares in aggregate to the underwriters named in the Underwriting Agreement, for a price of USD 1.692 per Common Share, which price per Common Share will be reduced with an amount equal to any dividend or distribution declared by the Issuer and payable on each Common Share, but which is not payable on a Registration Share, all in accordance with the Underwriting Agreement; and

(ii)	exclude all pre-emptive rights with respect to thereof;

(c)	a written resolution of the Issuer's supervisory board dated 25 January 2017, to approve the managing board resolution referred to in paragraph (b) above.

"De Brauw" means De Brauw Blackstone Westbroek N.V.

"Deed of Conversion" means the deed of conversion and amendment of the articles of association (akte van omzetting en statutenwijziging Affimed Therapeutics B.V. (na omzetting en statutenwijziging genaamd: Affimed N.V.)) dated 17 September 2014 providing for the conversion of the Issuer into a limited liability company and amendment of its articles of association.

"Deed of Issue of Option Shares" means the deed of issue of option shares dated 9 February 2017 providing for the issue of the Registration Shares.

"Dutch law" means the law directly applicable in the Netherlands.

"Issuer" means Affimed N.V., with seat in Amsterdam, Trade Register number 60673389.

"Registration" means the registration of the Registration Shares with the SEC under the Securities Act.

"Registration Shares" means the 646,762 Common Shares issued and sold to the Underwriters on 9 February 2017.

''Registration Statement'' means the Issuer's shelf registration statement on form F-3 (Registration no. 333-207235) originally filed with the SEC on
1 October 2015 as amended as of its effective date (excluding any documents incorporated by reference in it or any exhibits to it), including a base prospectus dated 23 October 2015 as modified by a preliminary prospectus supplement dated 19 January 2017 and a final prospectus supplement dated 20 January 2017.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the U.S. Securities Act of 1933, as amended.

''Shareholders' Register'' means the Issuer's shareholders' register.

"the Netherlands" means the part of the Kingdom of the Netherlands located in Europe.

"Trade Register Extract" means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated 7 February 2017.

''Underwriters'' means the Underwriters named in the Underwriting Agreement.

"Underwriting Agreement" means the underwriting agreement dated
20 January 2017 between the Issuer and the Underwriters.

Annex 2 – Board Certificate

BOARD CERTIFICATE

FROM THE MANAGEMENT BOARD OF AFFIMED N.V.

DATED 9 FEBRUARY 2017

THE UNDERSIGNED:

1.	Adi Hoess;

2.	Florian Fischer; and

3.	Jörg Windisch,

acting in their capacity as managing directors of Affimed N.V., a limited liability company with seat in Amsterdam, the Netherlands and having its principal office in Heidelberg, Germany (the "Issuer"),

BACKGROUND:

(a)	The Issuer intends to seek the Registration with the SEC of the Registration Shares.

(b)	In connection with the Registration, on the date of this Board Certificate, De Brauw Blackstone Westbroek N.V. intends to issue a legal opinion in the form attached to this certificate (the "Legal Opinion").

(c)	This Board Certificate is the "Board Certificate" as defined in the Legal Opinion.

(d)	The undersigned make the certifications in this Board Certificate after due and careful consideration and after having made all necessary enquiries.

1	Construction

1.1	Terms defined in the Legal Opinion have the same meaning in this Board Certificate.

1.2	In this Board Certificate "including" means "including without limitation".

2	CERTIFICATION:

Each undersigned certifies the following.

2.1	Authenticity

(a)	As at the date of this Board Certificate:

(i)	all information regarding the Issuer registered or on file with the Dutch Trade Register; and

(ii)	all information in the Shareholders' Register;

is correct, complete and up to date.

(b)	As at the date of each Corporate Resolution, the relevant Board Regulations were in force.

2.2	Solvency

The Issuer is not subject to any bankruptcy proceedings, suspension of payments, emergency measures, other insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings or other rules regulating conflicts between the rights of creditors or intervention and other measures in relation to financial enterprises or their affiliated entities.

2.3	Issue documentation

(a)	As at the date of this Board Certificate, each Corporate Resolution and the Deed of Issue of Options Shares remains in force without modification.

(b)	Each undersigned believes that each Corporate Resolution is reasonable and fair (including in relation to all the Issuer's shareholders).

(c)	No undersigned is aware of any fact or circumstance (including (i) any lack of capacity of any person, (ii) any conflict of interest, (iii) any force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or mistake (dwaling), and (iv) any amendment or supplement) which he understands or suspects has or may have the effect that any document referred to in paragraph (a) above will or may cease to be in force without modification at any time.

2.4	Issue

(a)	At the time of the issue of the Registration Shares the difference between (i) the Issuer's authorised share capital, and (ii) its issued share capital, was sufficient to allow for the issue.

(b)	An amount of USD 1,094,321.30 was paid on the Registration Shares by means of transfer to a bank account designated by the Issuer (in accordance with the Deed of Issue of Option Shares and the Underwriting Agreement).

2.5	General

No undersigned is aware of:

(a)	any claim (whether actual or threatened and including any claim, litigation, arbitration or administrative or regulatory proceedings) to the contrary of the certifications in this Board Certificate; or

(b)	any fact or circumstance which he understands or suspects has or might have any impact on the correctness of the Legal Opinion and which has not been disclosed to De Brauw in writing.

3	RELIANCE

De Brauw may rely on this Board Certificate (without personal liability for the undersigned).

4	IN EVIDENCE WHEREOF:

this Board Certificate was signed in the manner set out below.

(Signature page to follow)

/s/ Adi Hoess
Name:	A. Hoess
Title:	Chief Executive Officer

/s/ Florian Fischer
Name:	F. Fischer
Title:	Chief Financial Officer

/s/ Jörg Windisch
Name:	J. Windisch
Title:	Chief Operating Officer

(Signature page to board certificate)